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                                 EXHIBIT 11.2

                    LOMAK PETROLEUM, INC. AND SUBSIDIARIES


                      Computation of Earnings Per Common
                         and Common Equivalent Shares
                    (In thousands, except per share data)



                                                                      Six Months Ended June 30,
                                                                    -----------------------------
                                                                       1994               1995
                                                                    ----------         ----------
Average shares outstanding                                               8,790              11,178
Net effect of conversion of warrants and stock options                     152                 137
                                                                    ----------         -----------
Total primary and fully diluted shares                                   8,942              11,315
                                                                    ==========         ===========
Net income                                                          $    1,166         $     1,821
  Less preferred stock dividends                                          (187)               (187)
                                                                    ----------         -----------
Net income applicable to common shares                               $     979         $     1,634
                                                                    ==========         ===========
Earnings per common share                                            $     .11         $       .14
                                                                    ==========         ===========

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